EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-82968, 33-98896, 333-04633, 333-82183 and 333-58192) pertaining to the Movie Gallery, Inc. 1994 Stock Plan, as amended; (Form S-8 No. 333-109240) pertaining to the Movie Gallery, Inc. 2003 Stock Plan; (Form S-8 No. 333-109241) pertaining to the Movie Gallery, Inc. 2003 Employee Stock Purchase Plan; and in the Registration Statement (Form S-3 No. 33-95854) of Movie Gallery, Inc. and the related Prospectus, of our report dated February 13, 2004, with respect to the consolidated financial statements of Movie Gallery, Inc. included in the Annual Report (Form 10-K) for the fiscal year ended January 4, 2004.

/s/ Ernst & Young LLP

Birmingham, Alabama
March 16, 2004